Exhibit 99.1

Contact: John C. Garbarino President and Chief Executive Officer Keith G. Frey Chief Financial Officer Occupational Health + Rehabilitation Inc Telephone: (781) 741-5175

FOR IMMEDIATE RELEASE

Occupational Health + Rehabilitation and Concentra to Merge

Hingham, MA, August 8, 2005—Occupational Health + Rehabilitation Inc (“OH+R”) (OTCBB:OHRI) today announced that it has executed a definitive merger agreement with Concentra Operating Corporation (“Concentra”) pursuant to which OH+R will become a subsidiary of Concentra. When completed, the merger will extend the reach of Concentra’s occupational health division to six new states and strengthen the presence of its existing network of health centers.

The terms of the transaction call for Concentra to acquire all of the outstanding common stock of OH+R through a merger and to assume its outstanding indebtedness. Stockholders of OH+R are expected to receive a cash payment of approximately $10.00 per share.

OH+R expects to complete the merger later this year, subject to the approval of the merger by its stockholders at a specially called meeting and other customary conditions. Concentra currently intends to use its unrestricted cash balances to fund the transaction.

Commenting on the transaction, John C. Garbarino, President and Chief Executive Officer of OH+R, said, “We are very excited about the merger as it benefits all OH+R’s stakeholders. Stockholders will receive a cash price which represents a significant premium over the recent, and in fact any historical, market price of our common stock. Joining the industry leader, an organization that clearly understands that its people drive its success, provides OH+R staff with better opportunities for career advancement. This was an important consideration for OH+R’s Board of Directors as they considered the merger. OH+R patients and clients should experience little change except for now having at their disposal the resources of the broadest and strongest occupational health provider in the country.”

In 2004, OH+R reported approximately $57 million in revenue and 508,000 patient visits. During the same period, Concentra’s Health Services division reported $577 million in revenues and more than 5.9 million patient visits. Concentra’s Health Services division represented 52% of Concentra’s total revenue during 2004. At June 30, 2005, Concentra had 268 centers operating in 34 states. After integrating OH+R’s operations, Concentra will have approximately 295 centers that will be located in 40 states.

Daniel J. Thomas, Concentra’s President and Chief Executive Officer, added, “OH+R’s occupational healthcare centers will significantly enhance our national presence. In addition to providing centers that

OH+R and Concentra to Merge

August 8, 2005

will be complementary to our existing operations in the states of Connecticut, Missouri, New Jersey, and Tennessee, OH+R provides us with the ability to expand into the states of Maine, Massachusetts, New Hampshire, New York, Rhode Island, and Vermont. With this transaction, not only will we be able to offer existing customers of OH+R a continuation of the exceptional levels of service they have received, but we will also be in a position to offer Concentra’s national and regional clients more locations where they can access our well-recognized workers’ compensation and occupational healthcare services. The addition of OH+R will further enhance our stature as the largest provider in the country and will provide us with roughly a 10% share of the national workplace injury market.”

OH+R is a leading occupational healthcare provider specializing in the prevention, treatment and management of work-related injuries and illnesses, as well as regulatory compliance services. The company operates 34 occupational health centers, and also delivers workplace health services at employer locations throughout the United States.

Statements contained in this release that are not based on historical information are forward looking statements subject to uncertainties and risks, including, but not limited to, economic conditions; pricing issues; the impact of competition; and other factors discussed in OH+R’s filings with the Securities and Exchange Commission.